Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Select Funds of our report dated March 1, 2023, relating to the financial statements and financial highlights, which appear in American Beacon U.S. Government Money Market Select Fund’s (one of the series constituting American Beacon Select Funds) Annual Report on Form N-CSR for the period ended December 31, 2022. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Other Service Providers”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2023